Filed Pursuant to Rule 424(b)(3)
Registration No. 333-113759

Prospectus Supplement No. 3
(to Prospectus dated March 31, 2004,
as supplemented by Prospectus Supplement No. 1 dated May 11, 2004 and
Prospectus Supplement No. 2 dated May 26, 2004)

     This Prospectus Supplement No. 3 supplements and amends the Prospectus dated March 31, 2004, as amended and supplemented by Prospectus Supplement No. 1 thereto dated May 11, 2004 and Prospectus Supplement No. 2 dated May 26, 2004 (as so amended and supplemented, the “Prospectus”), relating to the resale of shares of common stock, par value $.01 per share, of Verso Technologies, Inc. You should read this Prospectus Supplement No. 3 in conjunction with the Prospectus.

     Attached hereto and incorporated by reference herein is Verso’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2004. This Prospectus Supplement No. 3 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 3 supersedes the information contained in the Prospectus.

     The Prospectus, together with this Prospectus Supplement No. 3, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to the offers and sales of the Verso common stock offered hereby.

     The Verso common stock is listed on the Nasdaq SmallCap Market under the symbol “VRSO.” The last reported sale price of the Verso common stock as reported on the Nasdaq SmallCap Market on June 17, 2004 was $1.49.

     See the section of the Prospectus titled “Risk Factors” for certain factors relating to an investment in the shares of Verso common stock offered hereby.

     Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of the Verso common stock offered hereby or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 3. Any representation to the contrary is a criminal offense.

     The date of this Prospectus Supplement No. 3 is June 18, 2004.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   June 14, 2004 (June 7, 2004)

Verso Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-22190	41-1484525

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Galleria Parkway, Suite 300, Atlanta, Georgia	30339

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (678) 589-3500

Item 4. Changes in Registrant’s Certifying Accountant

     (a) Previous Independent Accountants.

     KPMG LLP was previously the principal accountants for Verso Technologies, Inc., a Minnesota corporation (the “Company”). On June 7, 2004, the Company dismissed KPMG LLP as its principal accountants. The Company’s Audit Committee and Board of Directors participated in and approved the decision to change independent accountants.

     The audit reports of KPMG LLP on the consolidated financial statements of Verso Technologies, Inc. and subsidiaries as of and for the years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

     KPMG LLP’s report on the consolidated financial statements of Verso Technologies, Inc. and subsidiaries as of and for the years ended December 31, 2003 and 2002 contained a separate paragraph stating that, effective July 1, 2001, Verso Technologies, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and certain provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001, and fully adopted all provisions effective January 1, 2002.

     In connection with KPMG LLP’s audits for the two fiscal years ended December 31, 2003 and the subsequent interim period through June 7, 2004, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their audit reports on the consolidated financial statements for such years.

     The Company has requested that KPMG LLP furnish to the Company a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated June 14, 2004, is filed as Exhibit 16.1 to this report.

     (b) New Independent Accountants.

     Due to the additional costs associated with complying with the requirements of the Sarbanes-Oxley Act of 2002, the Company’s audit and accounting fees for 2004 were expected to more than double from previous years. Consequently, the Company determined that it was in its best interest to request proposals from independent public accountants to seek to better balance the Company’s cost containment efforts with its audit needs.

     The Company engaged Grant Thornton LLP as its new independent registered public accountants as of June 7, 2004 after the Audit Committee’s review of responses to requests for proposals. Due to the Company’s change of independent registered public accounting firm, the Company expects that its total audit and accounting fees going forward will be significantly less than such fees otherwise would have been had such change not been made. Additionally, the Company believes that Grant Thornton LLP has a focus on middle market companies such as Verso.

     During the two most recent fiscal years and through June 7, 2004, the Company has not consulted with Grant Thornton LLP regarding (i) the application of accounting principles to a specified transaction,

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either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice provided that Grant Thornton LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304 (a) (1) (iv) and related instructions of Regulation S-K) or a reportable event (as defined in Item 304 (a) (1) (v) of Regulation S-K).

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (a) – (b) Financial Statements and Pro Forma Financial Information. None.

     (c) Exhibits.

16.1	Letter from KPMG LLP dated June 14, 2004

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VERSO TECHNOLOGIES, INC.
By:	/s/ Juliet M. Reising
Juliet M. Reising, Chief Financial Officer
and Executive Vice President

Dated:   June 14, 2004

EXHIBIT INDEX

16.1	Letter from KPMG LLP dated June 14, 2004.

Exhibit 16.1

June 14, 2004

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Verso Technologies, Inc. (“Verso” and “the Company”) and, under the date of February 27, 2004, we reported on the consolidated financial statements of Verso Technologies, Inc. and subsidiaries as of and for the years ended December 31, 2003 and 2002. On June 7, 2004, our appointment as principal accountants was terminated.

We have read Verso’s statements included under Item 4 of its Form 8-K dated June 14, 2004 and we agree with such statements, except that we are not in a position to agree or disagree with Verso’s statement that the Company’s Audit Committee and Board of Directors participated in and approved the decision to change independent accountants, or the statements included in the three paragraphs under Item 4(b).

Very truly yours,

/s/ KPMG LLP